                                                                   EXHIBIT 10.15
                                                                   -------------

         AGREEMENT, made and entered into as of the 1st day of November, 2001, between BURLINGTON INDUSTRIES, INC., a Delaware corporation (hereinafter sometimes referred to as the "Corporation"), and James R. McCallum (hereinafter referred to as "Executive").

         WHEREAS, the Corporation and Executive desire to enter into an Employment Agreement effective November 1, 2001, this Agreement to supersede in its entirety the present employment agreement, if any, between the parties;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the Corporation and Executive hereby agree as follows:

         l. The Corporation agrees to employ Executive, and Executive agrees to serve the Corporation, upon the terms hereinafter set forth.

         2. The employment of Executive hereunder shall commence November 1, 2001 and continue until October 31, 2003, unless earlier terminated under the provisions of Paragraphs 6, 7 or 8 of this Agreement.

         3. Executive agrees to serve the Corporation faithfully and to the best of his ability under the direction of the Board of Directors of the Corporation, devoting his entire time, energy and skill during regular business hours performing the duties assigned by the Board.

         4. The Corporation agrees to pay to Executive during the period of the term hereof salary for his services at the rate (the "Annual Rate", which Annual Rate shall refer to any subsequent increase in the rate of compensation of Executive granted by the Corporation during the term of this Agreement) of Two Hundred Fifty-Five Thousand Dollars ($255,000) per annum, payable in equal monthly or other more frequent installments in accordance with the general practice of the Corporation for salaried senior employees.

         5. The Corporation may from time to time pay additional incentive compensation to certain executives when and if authorized by the Board of Directors or the appropriate Committee of the Board of Directors of the Corporation. Executive is deemed to be a valuable executive of the Corporation and will be considered for payment of such incentive compensation in all years that the Board determines that such compensation should be paid to senior and key employees generally. It is expressly understood that the amount of any additional compensation is entirely in the discretion of the Corporation, and nothing herein shall be construed as a promise or obligation to pay any additional compensation to Executive whatsoever. If sums are paid to Executive as additional compensation in any year, such payment shall not create an obligation to pay additional compensation to Executive in any past or succeeding year. No payments to Executive of additional compensation, if any, shall reduce or be applied against the salary to be paid to Executive pursuant to Paragraph 4 hereof.

         6. If, during the term of this Agreement, Executive shall become physically or mentally incapable of fully performing services required of him in accordance with his obligations under Paragraph 3 of this Agreement, and such incapacity is, or may reasonably be expected to exist, for more than two months in the aggregate during any period of twelve consecutive months, as shall be determined by a physician mutually agreed upon by the Corporation and Executive (or Executive's legal representative if Executive is incapable of making such determination), which determination shall be final and conclusive, the Corporation may, upon notice to Executive, terminate this Agreement and his employment hereunder, and upon such termination, Executive shall be entitled to receive (i) cash compensation at the Annual Rate for a period of six months and
(ii) shall receive benefits as provided under Paragraph 7(b)(iii) below for such six-month period. Executive agrees to accept such payment in full discharge and release of the Corporation, its subsidiaries and their management, of and from any and all further obligations and liabilities to him under Paragraph 4 hereof (including any liability for payments under the Corporation-funded disability insurance program).

         7. (a)   The Corporation may in its sole discretion at any time
terminate Executive's employment under this Agreement, whether for cause or without cause.

            (b) Other than under the circumstances described in paragraph 8 below, in the event of (1) an involuntary termination of employment of Executive without Cause or (2) a voluntary termination of employment by Executive for Good Reason, Executive shall receive (in lieu of any payment under the Corporation's Severance Policy), as soon as practicable following such termination:

            (i)   salary accrued through the date of termination at the Annual
Rate;

            (ii) a lump sum payment in cash equal to (x) the salary that would have been payable under Paragraph 4 above during the Severance Period (as defined below) plus (y) an amount (the "Bonus Equivalent") equal to the number of years in the Severance Period times the amount established, for the year during which such termination occurs, as the Executive's target incentive payment under the Corporation's annual cash incentive plan approved by the Board of Directors with respect to such year; and

            (iii) either (x) Executive shall continue, to the extent permitted by applicable law, as a participating member or beneficiary in all of the benefit and welfare plans of the Corporation in which Executive participated immediately prior to the date of termination or (y) the Corporation shall fund substantially equivalent benefits to the extent participation in such plans is not permissible, and Executive shall be guaranteed service credit in such plans (including, without limitation, for vesting purposes of the Supplemental Executive Retirement Plan), in either case (x) or (y) for the period equal to the Severance Period. Executive's rights under this Clause (iii) shall cease when Executive commences other employment and obtains coverage under other plans on a substantially similar basis to those of the Corporation.

Except as expressly provided in this subparagraph 7(b), in all other respects, Executive's rights under all of the benefit plans of the Corporation shall be governed by the terms of such plans and not by the provisions of this Agreement.

            (c) In the event of an involuntary termination for Cause, Executive shall only be entitled to payments under the Severance Policy and only if the conduct giving rise to such termination was not, in the Corporation's sole judgment, willful.

            (d) In the event that Executive's employment is terminated by the Corporation or the Executive for any reason other than those set forth in Paragraph 6 above, subparagraphs 7(b) or 7(c) or Paragraph 8 below, the Corporation shall have no further obligation to Executive hereunder or under the Severance Policy.

            (e) Notwithstanding any other provisions of this Agreement, Executive's obligations under Paragraphs 9 and 10 of this Agreement shall survive the termination or expiration of this Agreement.

         8. (a) If within two years following a Change of Control, the employment of Executive hereunder is terminated by the Corporation without Cause, or is terminated by Executive for Good Reason, in either case other than by reason of death or disability, the Corporation shall promptly (not later than 30 days) pay to Executive a lump sum payment in cash equal to (i) the then salary of Executive at the Annual Rate times the number of years in the Severance Period, plus (ii) the Bonus Equivalent times the number of years in the Severance Period. In addition, following such termination of employment, Executive shall continue for the number of years in the Severance Period, in the manner set forth in subparagraph 7(b)(iii) above, to participate in, or the Corporation shall fund substantially equivalent benefits, under the welfare and benefit plans of the Corporation.

            (b) In the event that the payment by the Corporation of the payments required in the preceding Paragraph would result in the Executive becoming subject to the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of payments made hereunder shall be reduced to an amount which would maximize the after-tax payments to the Executive of such amount. The determination of such reduction amount, if any, shall be made by the Executive, with the advice of Executive's tax or financial advisor.

         9. Executive expressly agrees, as further consideration hereof and as a condition to the performance by the Corporation and its subsidiary companies of their obligations hereunder, that while employed by the Corporation or its subsidiary companies and (1) during a period of six months following termination of his employment, and (2) only in the event that Executive is receiving severance payments and/or benefits under Paragraph 7(b) during the further period commencing on the day following such six-month period and continuing until the last day of the Severance Period, Executive will not directly or indirectly render advisory services to or become employed by or participate or engage in any business materially competitive with any of the businesses of the Corporation and its subsidiary companies (Executive hereby acknowledging that Executive has had access in his executive capacity to material information about all of the Corporation's businesses) without first obtaining the written consent of the Corporation. The period of non-competition established in clause (2) above may be shortened, at the election of the Executive evidenced by a written relinquishment satisfactory to the Corporation, of any remaining right to severance payments under this Agreement, to a period ending on the last date as of which such severance payments are earned.

         10. Executive agrees that, both during and after his employment hereunder, he will not disclose to any person unless authorized to do so by the Corporation, any of the Corporation's trade secrets or other information which is confidential or secret. Trade secrets or confidential information shall mean information which has not been made available by the Corporation to the public, including but not limited to strategic and business plans, product or market development studies, plans or surveys; designs and patterns; inventions, secret processes and developments; any cost data, including labor costs, material costs, and any data that is a factor in costs; price, source or utilization data on raw materials, fibers, machinery, equipment and other manufacturing supplies; technical improvements, designs, procedures and methods developed by the Corporation; any data pertaining to sales volume by location or by product category; customer lists; production methods other than those licensed by outside companies; compensa tion practices; and profitability, margins, asset values, or other information relating to financial statements.

             Executive acknowledges that the disclosure of the Corporation's trade secrets or confidential information to unauthorized persons would constitute a clear threat to the business of the Corporation, and that the failure of the Executive to abide by the terms of Paragraphs 9 and 10 will entitle the Corporation to exercise any or all remedies available to it in law or equity, including without limitation, an injunction prohibiting a breach of these provisions or suit for restitution.

         11. The following capitalized terms used in this Agreement shall have the meanings set forth below:

             (i) "Severance Policy" means the policy providing for severance payments to salaried employees set forth in the Corporation's Policy Manual as in effect on the date of Executive's termination of employment.

             (ii) A termination for "Cause" means a termination of employment with the Corporation or any of the subsidiaries or joint ventures which, as determined by the Corporation, is by reason of (A) the commission by the Executive of a felony or a perpetration by the Executive of a dishonest act, material misrepresentation or common law fraud against the Corporation or any subsidiary, joint venture or other affiliate thereof, (B) any other act or omission which is injurious to the financial condition or business reputation of the Corporation or any subsidiary, joint venture or other affiliate thereof, or
(C) the willful failure or refusal of the Executive to substantially perform the material duties of the Executive's position with the Corporation or any of the Corporation's subsidiaries, joint ventures or affiliates.

             (iii) "Good Reason" means (A) a failure to promptly pay compensation due and payable to the Executive in connection with his or her employment, (B) a reduction in Executive's level of compensation (other than changes to incentive or benefit plans affecting all executives) of the Corporation in a similar manner, (C) unless agreed to by Executive, the assignment to the Executive of duties inconsistent with the Executive's position as such duties were immediately prior to such assignment which results in a diminution of such position, authority, duties or responsibilities, or (D) a change in the employment requirements of Executive which, in the view of the Compensation and Benefits Committee of the Corporation's Board of Directors, subjects Executive to an unfair change of circumstances.

             (iv) "Severance Period" shall mean, for the purposes of Paragraph 7, the one year period commencing on the date of termination, and for the purposes of Paragraph 8, the two year period commencing on the date of termination.

             (v) "Change of Control" means that any of the following events shall have occurred:

                   (A) The Corporation is merged or consolidated or reorganized into or with another corporation, person or entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Directors of the Corporation ("Voting Stock") immediately prior to such transaction;

                   (B) The Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation, person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;

                   (C) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's stockholders, of each Director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such period.

         12. Any notice to be given by Executive hereunder shall be sent to the Corporation at its offices, 3330 West Friendly Avenue, Greensboro, North Carolina 274l0, and any notice from the Corporation to Executive shall be sent to Executive at the address set forth under his signature below. Either party may change the address to which notices are to be sent by notifying the other in writing of such changes in accordance with the terms hereof.

         IN WITNESS WHEREOF, Burlington Industries, Inc. has caused this Agreement to be executed in its corporate name by its duly authorized corporate representative thereunto duly authorized, and Executive has hereunto set his hand and seal, as of the day and year first above written.

                                           BURLINGTON INDUSTRIES, INC.


                                           By___________________________________
                                                 George W. Henderson, III
                                                    Chairman and Chief
                                                     Executive Officer

                                           _______________________________(L.S.)
                                                    James R. McCallum